EX 99.28(p)(11)

Nicholas Investment Partners, L.P.

Code of Ethics and Insider Trading
Policies & Procedures
January 1, 2016

Code of Ethics

Policy
Nicholas, as a matter of policy and practice, and consistent with industry best practices and SEC requirements (SEC Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act, which is applicable if the firm acts as investment adviser to a registered investment company), has adopted a written Code of Ethics covering all supervised persons. Our firm’s Code of Ethics requires high standards of business conduct, compliance with federal securities laws, reporting and recordkeeping of personal securities transactions and holdings, reviews and sanctions. The firm’s current Code of Ethics, and as amended, is incorporated by reference and made a part of these Policies and Procedures.

Background
In July 2004, the SEC adopted an important rule (Rule 204A-1) similar to Rule 17j-1 under the Investment Company Act, requiring SEC advisers to adopt a code of ethics. The new rule was designed to prevent fraud by reinforcing fiduciary principles that govern the conduct of advisory firms and their personnel.

The Code of Ethics rule had an effective date of 8/31/2004 and a compliance date of 2/1/2005. Among other things, the Code of Ethics rule requires the following:

•	Setting a high ethical standard of business conduct reflecting an adviser’s fiduciary obligations;
•	compliance with federal securities laws;
•	Access persons to periodically report personal securities transactions and holdings, with limited exceptions;
•	Prior approval for any IPO or private placement investments by access persons;
•	Reporting of violations;
•	Delivery and acknowledgement of the Code of Ethics by each supervised person;
•	Reviews and sanctions;
•	Recordkeeping; and
•	Summary Form ADV disclosure.

An investment adviser’s Code of Ethics and related policies and procedures represent a strong internal control environment with supervisory reviews to detect and prevent possible insider trading, conflicts of interest and potential regulatory violations.

Responsibility
Chris Siriani has the primary responsibility for the preparation, distribution, administration, periodic reviews, and monitoring our Code of Ethics, practices, disclosures, sanctions and recordkeeping. Each employee has a responsibility to be familiar with and follow the firm’s Code of Ethics.

Procedure
Nicholas has adopted procedures to implement the firm’s policy on personal securities transactions and our Code of Ethics and conducts reviews to monitor and ensure the firm’s policy is observed, implemented properly and amended, as appropriate, which include the following:

•	Formal adoption of the firm’s Code of Ethics by management (see the Nicholas Investment Partners, L.P. Investment Adviser Code of Ethics);

•	The CCO annually distributes the current Code of Ethics to all supervised persons and to all new supervised persons upon hire;

•	Each supervised person must acknowledge receipt of the firm’s Code of Ethics initially upon hire and annually and return a signed acknowledgement/certification form to the CCO;

•	The CCO, with the other officer(s), annually reviews the firm’s Code of Ethics and updates the Code of Ethics as may be appropriate;

•	The CCO, or his/her designee, periodically reviews access persons’ personal transactions or holdings reports;

•
The CCO, or his/her designee, retains relevant Code of Ethics records as required, including but not limited to, Codes of Ethics, as amended from time to time, acknowledgement/certification forms, initial and annual holdings reports, quarterly reports of personal securities transactions, violations and sanctions, among others;

•	The firm provides initial and periodic education about the Code of Ethics, and each person’s responsibilities and reporting requirements, under the Code of Ethics;

•
The firm’s Form ADV is amended and periodically reviewed by the Chief Compliance Officer to appropriately disclose a summary of the firm’s Code of Ethics which includes an offer to deliver a copy of the Code upon request by an existing or prospective advisory client; and

•	The CCO is responsible for receiving and responding to any client requests for the firm’s Code of Ethics and maintaining required records.

Client Complaints

Policy
As a registered adviser, and as a fiduciary to our advisory clients, our firm has adopted this policy, which requires a prompt, thorough and fair review of any advisory client complaint, and a prompt and fair resolution which is documented with appropriate supervisory review.

Background
Based on an adviser’s fiduciary duty to its clients and as a good business practice of maintaining strong and long-term client relationships, any advisory client complaints of whatever nature and size should be handled in a prompt, thorough and professional manner. Regulatory agencies may also require or request information about the receipt, review and disposition of any written client complaints.

Responsibility
Chris Siriani has the primary responsibility for the implementation and monitoring of the firm’s complaint policy, practices and recordkeeping for the firm. Tammy Wiseman has been designated as the Partner responsible for maintaining the firm’s records related to client complaints. Each employee has a responsibility to be familiar with and follow the firm’s Client Complaints procedures.

Procedure
Nicholas has adopted procedures to implement the firm’s policy and conducts reviews to monitor and ensure the firm’s policy is observed, implemented properly and amended or updated as appropriate, which include the following:

•	Nicholas maintains a record of any formal written complaints received from any advisory clients;

•	Any person receiving any formal written client complaint is to forward the client complaint to Nicholas’ CCO;

•
If appropriate, the CCO or designee will promptly send the client a written response acknowledging receipt of the client’s complaint letter indicating the matter is under review and a response will be provided promptly;

•	The CCO will forward the client complaint letter to the Partner Committee depending on the nature of the complaint, for research, review and information to respond to the client complaint;

•
The CCO will then either review and approve or draft a response to the client’s complaint and providing background information and a resolution of the client’s complaint. Any appropriate supervisory review or approval will be done and noted; and

•	Tammy Wiseman will maintain records and supporting information for each written client complaint in the client’s file.

Insider Trading

Policy
Nicholas’ policy prohibits any employee from acting upon, misusing or disclosing any material non-public information, known as inside information. Any instances or questions regarding possible inside information must be immediately brought to the attention of Chris Siriani or senior management, and any violations of the firm’s policy will result in disciplinary action and/or termination of employment.

Background
Various federal and state securities laws and the Advisers Act (Section 204A) require every investment adviser to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of such adviser’s business, to prevent the misuse of material, nonpublic information in violation of the Advisers Act or other securities laws by the investment adviser or any person associated with the investment adviser.

Responsibility
Chris Siriani has the responsibility for the implementation and monitoring of the firm’s Insider Trading Policy, practices, disclosures and recordkeeping. Each employee has a responsibility to be familiar with and follow the firm’s Insider Trading Policy.

Procedure
Nicholas has adopted various procedures to implement the firm’s insider trading policy. The policy is part of Nicholas’ Code of Ethics. In summary:

•	The Insider Trading Policy is distributed to all employees, and new employees upon hire, and requires a written acknowledgement by each employee;

•
Access persons must disclose personal securities accounts, initial/annual securities holdings and report at least quarterly any reportable transactions in their employee and employee-related personal accounts;

•	Employees must report to the CCO all business, financial or personal relationships that may result in access to material, non-public information;

•	The CCO ensures the review of all personal investment activity for employee and employee-related accounts;

•	The CCO provides guidance to employees on any possible insider trading situation or question;

•	Nicholas’ Insider Trading Policy is reviewed and evaluated on a periodic basis and updated as may be appropriate; and

•	The CCO prepares a written report to the Partner Committee and/or legal counsel of any possible violation of the firm’s Insider Trading Policy for implementing corrective and/or disciplinary action.